                                                                  Exhibit (g)(3)


SCHRECK MORRIS
STEVE MORRIS
MATTHEW McCAUGHEY
1200 Bank of America Plaza
300 South Fourth Street
Las Vegas, Nevada  89101
(702) 474-9400

HOWARD, DARBY & LEVIN
C. WILLIAM PHILLIPS
1330 Avenue of the Americas
New York, New York  10019
(1) 841-1000

Attorneys for Plaintiff
Computer Associates International, Inc.

                             UNITED STATES DISTRICT COURT

                                  DISTRICT OF NEVADA

COMPUTER ASSOCIATES                     )
INTERNATIONAL, INC.,                    )
                                        )
                         Plaintiff,     )
                                        )
                    v.                  )
                                        )
COMPUTER SCIENCES CORPORATION,          )
IRVING W. BAILEY, HOWARD P. ALLEN,      )    CV-S-98-00278-LDG  (RLH)
JAMES R. MELLOR, WILLIAM P. RUTLEDGE,   )
WARREN MCFARLAN, THOMAS A.              )
MCDONNELL, RICHARD C. LAWTON, LEON J.   )
LEVEL, WILLIAM R. HOOVER and            )
VAN B. HONEYCUTT,                       )
                                        )
                         Defendants.    )
________________________________________


                          SUPPLEMENTAL AND AMENDED COMPLAINT

              For its Supplemental and Amended Complaint, plaintiff Computer Associates International, Inc. ("Computer Associates"), by its counsel, alleges upon knowledge with respect to itself and its own acts, and upon information and belief as to all other matters, as follows:


                                  NATURE OF ACTION

        1. On February 17, 1998, Computer Associates announced a tender offer for all of the outstanding stock of defendant Computer Sciences Corporation ("CSC" and the "Company") at a price of $108 per share in cash, an aggregate price of more than $9 billion for the Company (the "Tender Offer"). The $108 cash offer represents a significant premium to current and historical CSC prices and has been enthusiastically received by investors, who bought up the stock after the Tender Offer was announced.

        2. On February 17, Computer Associates also filed preliminary materials with the Securities and Exchange Commission (the "SEC") to solicit written consents, agent designations and proxies (the "Proxy Solicitation"), among other purposes, to replace CSC's Board of Directors (the "Board"). In addition, Computer Associates commenced this lawsuit and moved the Court for an expedited declaration that the then-existing CSC Bylaws (the "Bylaws") permit CSC shareholders to replace the Board. These actions each provide a means for CSC shareholders to decide for themselves whether they want to accept Computer Associates' offer.

        3. On February 18 B the day after Computer Associates announced and commenced the Tender Offer and the Proxy Solicitation B the CSC Board amended the Bylaws to change each and every Bylaw relied upon by Computer Associates in its Proxy Solicitation (the "Amendments"). In violation of the express terms of the Bylaws, the Board even amended the requirements for shareholder-initiated amendments of the Bylaws. The next day, the Board rejected the Tender Offer but deliberately withheld information material to its shareholders in violation of the federal securities laws.

        4. By purporting to remake the Bylaws overnight, CSC seeks to deprive CSC shareholders of their rights to remove the Board by written consent, to amend the Bylaws, and to call a special shareholders' meeting. The overnight bylaw changes attempt to bar the very actions for which Computer Associates seeks shareholder approval in its Proxy Solicitation. The Board also amended the Bylaws to permit it, in its sole discretion, to delay the annual shareholders' meeting for another six months, until at least February 1999. In the event that Computer Associates overcomes these transparent entrenchment devices, the Board adopted rich severance packages for top management.

        5. The Board was fully aware of Computer Associates' Tender Offer and Proxy Solicitation materials and acted for the primary purpose of disenfranchising CSC shareholders to protect their own positions. The Amendments are unauthorized and illegal, in breach of the Bylaws, Nevada law and the directors' fiduciary duties. The Board has acted to entrench management at the expense of the shareholders' basic rights to remove them. The timing of the Amendments - immediately following the announcement of the Tender Offer and campaign to remove the Board - confirms the

Board's purpose to entrench the directors and top management. The fact that CSC seeks to amend the Bylaws confirms the validity of Computer Associates' interpretation of the pre-amendment Bylaws in its campaign to replace the Board.

        6. Computer Associates brings this action for emergency relief to redress the Board's wrongful and illegal conduct. Computer Associates seeks emergency declaratory relief to void the Amendments to the Bylaws and to determine definitively the legality of its Proxy Solicitation. Computer Associates also seeks an injunction against the use of the "poison pill" and other anti-takeover measures, and any other actions taken for the primary purpose of entrenching CSC directors and management.


                                      PARTIES

        7. Plaintiff Computer Associates is a Delaware corporation with its principal executive offices in Islandia, New York. Through a subsidiary, Computer Associates is the beneficial holder of 170,000 shares of CSC common stock. Computer Associates is a leading designer and developer of standardized computer software products for use with desktop, midrange and mainframe computers. Its products include a broad range of business software used in systems management, information management, the development of financial, human resource, manufacturing, distribution and banking systems applications, and desktop computer software.

        8. Defendant CSC is a Nevada corporation with its principal executive offices in El Segundo, California. CSC is a leader in the information technology services industry. CSC specializes in the application of advanced and complex information technology - including the software developed by Computer Associates
- and offers an array of professional services to industry and government.

        9. Defendants Irving W. Bailey, Howard P. Allen, James R. Mellor, William P. Rutledge, Warren McFarlan, Thomas A. McDonnell and Richard C. Lawton are Directors of CSC.

        10. Defendant Leon J. Level is a Director of CSC and the Company's Chief Financial Officer and Vice President.

        11. Defendant William R. Hoover is a Director of CSC and the Company's former President and Chief Executive Officer.

        12. Defendant Van B. Honeycutt is the President and Chief Executive Officer of CSC, as well as the Chairman of the Company's Board of Directors.


                               JURISDICTION AND VENUE

        13.   This Court has jurisdiction over this action pursuant to 28 U.S.C.
Section 1331 and1332(a) and 15 U.S.C. Section 78n(d) & (e) (Section 14(d) & (e) of the Securities Exchange Act of 1934 ("the Exchange Act")). The amount in controversy is in excess of $75,000.

        14. Venue is proper in this District under 28 U.S.C. Section 1391(b) and (c).


                                     BACKGROUND

COMPUTER ASSOCIATES OFFERS $9 BILLION IN CASH
FOR ALL CSC COMMON STOCK.

        15.   In December 1997, Computer Associates contacted CSC's

Chairman and Chief Executive Officer, defendant Van B. Honeycutt, to determine whether CSC would be interested in pursuing a business combination with Computer Associates. After meetings and discussions concerning a possible business combination, Honeycutt reported that CSC declined to pursue such a combination.

        16. On February 11, 1998, Computer Associates publicly announced its offer to acquire CSC in a merger transaction for $108 per share in cash for all outstanding shares of CSC common stock. Computer Associates conveyed the offer to CSC's Honeycutt by letter dated February 10, 1998, which noted that the price represented a premium of nearly 35% over the closing price of CSC's common stock on the day the parties commenced their discussions in December 1997. As the letter also noted:

        The combination of [Computer Associates'] strength in software and CSC's services capabilities, together with our collective personnel, would create the perfect model for the next generation of information technology solutions provider that will lead our industry into the next millennium.

February 10, 1998 Letter (attached as Exhibit 1). On February 11, 1998, Computer Associates' Chairman and Chief Executive Officer, Charles B. Wang, assured all CSC employees that Computer Associates will not lay off any CSC employee as a result of the merger, but "will offer every employee a position in the combined company." February 11, 1998 Letter (attached as Exhibit 2).

        17. On February 17, Computer Associates announced its commencement of a tender offer pursuant to which Computer Associates seeks to acquire all of the outstanding shares of CSC common stock at $108 per share, for a total value of more than $9 billion. The Tender Offer is a fully financed, all-cash offer, available to all CSC shareholders, for all outstanding shares. It is not "front-end loaded" or otherwise coercive in nature. The Tender Offer provides CSC shareholders with the opportunity to realize a substantial premium over the market price of their shares prior to the announcement of the Offer, and is clearly in the best interests of the shareholders. Computer Associates also filed with the SEC tender offer materials pursuant to section 14(d)(1) of the Exchange Act, 15 U.S.C. Section 78n(d)(1), and Regulation 14D promulgated thereunder. Computer Associates intends, as soon as practicable following consummation of the Tender Offer, to have CSC merge with a Computer Associates' subsidiary. By this merger, Computer Associates envisions the creation of a world-class information technology solutions provider for the twenty-first century.

        18. The Tender Offer is conditioned upon, INTER ALIA, (a) valid tender of a majority of the outstanding shares of CSC common stock; (b) redemption, invalidation or inapplicability of the CSC "poison pill"; and (c) approval of the acquisition of shares pursuant to the Nevada Business Combination Statute (Nev. Rev. Stat. Section 78.411 ET SEQ.), or the inapplicability of the statute.

        19. On the same day, Computer Associates filed preliminary solicitation materials with the SEC, pursuant to section 14(a) of the Exchange Act, 15 U.S.C. Section 78n(a), and Regulation 14A promulgated thereunder. The Proxy Solicitation materials solicit (a) consents from CSC shareholders to amend the Bylaws and to replace a majority of the CSC directors, and (b) agent designations from CSC shareholders to call a special shareholders meeting to take such actions.

        20. The Tender Offer and second-step merger cannot be consummated unless the CSC Board B voluntarily or by direction of a court B removes or makes inapplicable CSC's anti-takeover devices, including its "poison pill" and the Business Combination Statute. The purpose of Computer Associates' Proxy Solicitation is to remove the Company's anti-takeover devices, such as its "poison pill", by removing a sufficient number of directors to designate a majority of the directors, who will enable the shareholders to decide whether to accept the Offer. To this end, Computer Associates seeks from CSC shareholders, INTER ALIA:

        (a) the written consent of two-thirds of CSC shareholders to remove a sufficient number of directors to enable the shareholders to designate a majority of the Board;

        (b) the written consent of a majority of CSC shareholders to fill the vacancies of removed directors with designees who will allow the shareholders to decide for themselves whether to accept the Tender Offer;

        (c) agent designations to call a special meeting of shareholders for the purpose of removing directors, should Computer Associates fail to obtain sufficient written consents to replace a majority of directors; and

        (d) a resolution to ensure that, if Computer Associates fails to remove sufficient directors by written consent or by a special meeting, CSC cannot delay its annual meeting to be held in August 1998, at which meeting the shareholders will vote on all directors.

        21. In this way, CSC shareholders can elect directors who will remove the impediments and allow the shareholders to decide for themselves whether to accept Computer Associates' Tender Offer.

        22. In the preliminary solicitation materials filed with the SEC, Computer Associates also seeks to adopt certain anti-entrenchment proposals. These proposals are designed to take away any discretion the Board arguably has to delay the Company's Annual Meeting, at which all directors are subject to election, in the event that the director replacement proposals are not adopted by a sufficient number of CSC stockholders. For this purpose, Computer Associates intends to solicit written consents and proxies from CSC stockholders:

        (a) to prevent the board from delaying the 1998 Annual Meeting to a date later than August 10, 1998, except for delays of not more than thirty days for extraordinary circumstances beyond the Board's control;

        (b) to adopt a "Stockholder Protection Bylaw" requiring that, before any defensive action may be authorized by the Board B including to frustrate the stockholder franchise in deciding whether to accept the Tender Offer B such action must be approved (i) at a meeting of the Board attended by each director then in office, or (ii) by a vote of a majority of stockholders; and

        (c) with certain exceptions, to repeal any Bylaws adopted by the Board since February 1, 1998.

        23. Computer Associates is simultaneously pursuing these alternative methods to enable CSC stockholders to decide whether to accept the Tender Offer at the earliest possible date. Thus, in the event that Computer Associates fails to remove and replace a sufficient number of directors by written consents, then Computer Associates will call a special stockholders meeting pursuant to Article II, Section 3. If for any reason it is determined that a special stockholders meeting is unavailable to achieve these goals, Computer Associates will seek to replace CSC directors with a majority of directors who support the Offer at the August CSC annual meeting, and will seek to prevent CSC management from adjourning that meeting.

COMPUTER ASSOCIATES SUES TO ENFORCE THE BYLAWS.

        24. Also on February 17, Computer Associates' filed and served a complaint seeking a declaration that Computer Associates' Proxy Solicitation is specifically authorized by the Bylaws and by applicable Nevada law. (The Bylaws are attached as Exhibit 3.) At the same time, Computer Associates filed and served a motion to expedite the declaratory judgment action, accompanied by a memorandum of law, asking the Court for a prompt determination that its campaign to replace the Board through written consents or at a special meeting was permitted by the Bylaws.

        25. In particular, by its initial complaint, Computer Associates seeks declarations that:

        (a) pursuant to Article VIII, Section 1 of the Bylaws, a vote or consent of a majority of the outstanding voting shares of CSC is sufficient to amend the Bylaws;

        (b) pursuant to Article II, Section 7 and Article III, Section 2 of the Bylaws, a vote or consent of two-thirds of the outstanding voting shares of CSC is sufficient to allow shareholders to designate a majority of the Board;

        (c) Computer Associates' proposal to determine the directors to be removed complies with Article III , Section 2 of the Bylaws and
              Section 78.335 of the Nevada Revised Statutes;

        (d)   pursuant to Article III, Section 2 of the Bylaws and Section
              78.335 of the Nevada Revised Statutes, a majority of CSC shareholders may fill Board vacancies by vote or written consent;

        (e) pursuant to Nevada Revised Statute 78.350, CSC does not have the authority to set the record date for determining shareholders entitled to give written consents and agent designations;

        (f) pursuant to Article II, Section 2 of the Bylaws, the upcoming annual meeting of the shareholders must be held on August 11, 1998, and may not be postponed by the CSC Board to a later date; and

        (g) Computer Associates' filings pursuant to Section 14(d)(1) of the Exchange Act comply with applicable federal law.

        26. Computer Associates' initial complaint also sought injunctive relief. Among other actions, Computer Associates sought to prevent CSC from manipulating or otherwise subverting the process of corporate democracy by, for example, adopting amendments to the Bylaws that impair the CSC shareholders' existing rights to amend the Bylaws. Computer Associates also sought to enjoin CSC from any action to frustrate the shareholders' ability to call a special shareholders meeting or from other actions intended to interfere with the shareholder franchise or otherwise delay the annual meeting.

CSC SNUBS THE OFFER AND SEC DISCLOSURE REQUIREMENTS.

        27. CSC rejected the Offer on February 19, 1998. In a press release headlined "Computer Sciences Corporation Board Rejects Computer Associates' Unsolicited Acquisition Offer," CSC announced that the Board had unanimously rejected Computer Associates' "unsolicited acquisition offer" and that CSC would not enter into negotiations with Computer Associates. (The press release and accompanying letter are attached as Exhibit 4.) CSC vowed to "use every legal means necessary to defeat" the Offer.

        28. The press release described and attached a letter dated February 19, 1998 from Mr. Honeycutt to Charles Wang, Chairman and Chief Executive Officer of Computer Associates (the "February 19 Letter"). In that letter, CSC claimed that Computer Associates' offer B whether at $108 or at $114, a price later discussed B was unfair and that "ANY effort to combine Computer Sciences and Computer Associates does not make business sense." (Emphasis added.)

        29. In the February Letter, CSC purported to respond only to Computer Associates' earlier offers, and to reserve its response to the Tender Offer to a later date. But the text of the Letter, as well as accompanying statements by CSC executives, expose that pretense: The first subheading in the letter states, "Your Offer Does Not Represent Fair Value," and states various reasons why $114 per share is not a fair price for CSC. The second subheading proclaims "Combining CSC and CA Does Not Make Sense," and lists numerous reasons why, in the opinion of the CSC Board, there would be no strategic benefit to a merger between Computer Associates and CSC. The Board's purported reasoning is clearly aimed at Computer Associates' $108 Tender Offer as well.

        30. CSC officials acknowledged as much: on February 18, a CSC spokesman was quoted as saying "that the tender offer document was under review, and while CSC has 10 business days to formally respond, 'You can look at the letter as a rejection of the whole idea or concept.'" In a February 19 conference call with members of the investment community, Mr. Honeycutt referred to Computer Associates' offer as "low ball," "at a ridiculous number," and "a joke."

        31. CSC has not filed a Schedule 14D-9 regarding Computer Associates' tender offer, as required by SEC regulations. By breaching its duties under the federal securities laws, CSC avoids disclosing its basis for rejecting the Tender Offer and whether it is in discussions with other interested acquirers. According to news reports, CSC has contacted International Business Machines Corp., AT&T Corp. and Electronic Data Systems Corp. in an attempt to find a "white-knight" bidder to ward off Computer Associates' Offer. CSC has disclosed none of this information, including the occurrence of such discussions, to the SEC or the investing public.

THE CSC BOARD OVERHAULS THE BYLAWS
TO DENY ITS SHAREHOLDERS THE RIGHT TO CHOOSE.

        32. The day after Computer Associates announced its Tender Offer and campaign to replace the Board B and the day after Computer Associates filed and served a memorandum of law explaining precisely the Bylaw authority for its course B the Board changed the Bylaws. The purpose and effect of the Amendments is to abolish the shareholders' rights to replace the directors, to call a special meeting of shareholders and to amend the Bylaws. (The Amended Bylaws are attached as Exhibit 5.)

        33. Specifically, among other changes, the Board amended the Bylaws in the following ways:

        (a) Article VIII, Section 1, which allowed a majority of shareholders to adopt, amend or repeal bylaws by vote or written consent, was amended to require a vote or written consent of 90% of the Company's outstanding shares;

        (b) Article III, Section 2, which allowed two-thirds of the shareholders to remove a director, was amended to increase the number of votes required to 90% of the Company's outstanding stock;

        (c) Article III, Section 2 was further amended to eviscerate the power of a majority to remove the number of directors that it could elect and to require that to replace ANY directors requires the same percentage of shareholders as a vote to replace all of them;

        (d) Article II, Section 3, which allowed a majority of shareholders to request the Board to call a special meeting, was amended to eliminate the power of shareholders to call a special meeting unless the Company has not held a shareholder meeting in 18 months; and

        (e) Article II, Section 2, which provides that the annual meeting of CSC shareholders B at which all directors are elected B was to be held on the second Monday in August unless that date is a legal holiday, was amended to give the Board power to fix any date for a meeting within the 18 months following the prior annual meeting.

        34. The Board has increased the voting and consent requirements for shareholder initiatives to a super-majority level B 90% B that is, for all practical purposes, impossible to achieve. By eliminating the shareholders' ability to call a special meeting and by effectively precluding shareholder action to remove the Board, the Board has insulated itself from the wishes of its shareholders. The Board also gave itself the discretion to delay any shareholders' meeting at which directors must face re-election, thus lengthening their terms and discouraging hostile suitors by the extended delay.


                               FIRST CLAIM FOR RELIEF
                                (Declaratory Relief)

        35. Computer Associates repeats and realleges each of the allegations set forth in paragraphs 1 through 34 as if fully set forth here.

        36.   Article VIII of the Bylaws provides:
        Section 1.  STOCKHOLDER AMENDMENTS.
        Bylaws may be adopted, amended or repealed by the affirmative vote or written consent of A MAJORITY OF THE OUTSTANDING VOTING SHARES of this corporation, except as otherwise provided by the statutes of Nevada, the Articles of Incorporation or elsewhere in these Bylaws.

        Section 2.  AMENDMENTS BY BOARD OF DIRECTORS.

        SUBJECT TO THE RIGHT OF STOCKHOLDERS AS PROVIDED IN SECTION 1 OF THIS ARTICLE VIII, Bylaws may be adopted, amended or repealed by the Board of Directors. (Italics added.)

        37. In violation of the plain language of Article VIII, the Amendments adopted by the Board of Directors purport to increase the number of shareholders needed to "adopt, amend or repeal" bylaws to holders of 90% of the outstanding shares. The power of the Board of Directors to amend the Bylaws is expressly subordinate to the power of a majority of shareholders to adopt, amend or repeal the Bylaws, as provided in Section 1.

        38. The Board of Directors therefore did not have the authority to amend Article VIII, Section 1 to increase the number of shareholders required to adopt, amend or repeal the Bylaws. Computer Associates seeks a declaration that the Amendment adopted by the Board purporting to increase this number to 90% of the outstanding shares is therefore unauthorized, illegal and to be given no force or effect.


                              SECOND CLAIM FOR RELIEF
                                (Declaratory Relief)

        39. Computer Associates repeats and realleges each of the allegations set forth in paragraphs 1 through 38 as if fully set forth here.

        40. Nevada Revised Statutes Section 78.335 provides that "[a]ny director may be removed from office by the vote of stockholders representing not less than two-thirds of the voting power" of the outstanding stock. The statute also provides that the articles of incorporation may require the concurrence of a greater percentage to remove a director.

        41. The Board has amended Article III, Section 2 to require the vote of 90% of the outstanding shareholders to remove directors. The CSC articles of incorporation neither contain nor authorize any such requirement.

        42. The Board of Directors therefore did not have the authority to amend Article III, Section 2 of the Bylaws to increase the number of shareholders required to remove directors. This change can only be accomplished by an amendment to the articles of incorporation. By purporting to amend the Bylaws to increase the requirement, the Board impermissibly seeks to evade the mandate of Nevada Revised Statute ' 78.390, which requires a shareholder vote to amend the articles of incorporation.

        43. Computer Associates seeks a declaration that the Amendment adopted by the Board purporting to increase this number to 90% of the outstanding shares is therefore unauthorized, illegal and to be given no force or effect.


                               THIRD CLAIM FOR RELIEF
                                (Declaratory Relief)

        44. Computer Associates repeats and realleges each of the allegations set forth in paragraphs 1 through 43 as if fully set forth here.

        45. The Board of Directors enacted the Amendments in direct response to Computer Associates' Tender Offer, Proxy Solicitation and lawsuit. The Board of Directors adopted the Amendments for an improper purpose, to deprive its shareholders of a full and fair opportunity to decide for themselves whether to accept the substantial premium offered by Computer Associates.

        46. The Amendments effectively preclude the CSC shareholders from the exercise of their franchise, by eliminating powers conferred upon them under the Bylaws or by increasing to 90% the number of shareholders needed to act, an impossible requirement. The Board also has usurped for itself the power to call shareholders meetings, limited only by the outer boundaries of Nevada law.

        47. Defendants did not and do not have a compelling justification for the Amendments. Their adoption was in breach of Nevada law and the fiduciary duties owed by defendants to CSC shareholders.

        48. Computer Associates seeks a declaration that the Amendments are illegal, null and void.


                              FOURTH CLAIM FOR RELIEF
                                (Injunctive Relief)

        49. Computer Associates repeats and realleges each of the allegations set forth in paragraphs 1 through 48 as if fully set forth here.

        50. CSC is prohibited by Nevada law from amending its Bylaws in any manner or taking any other action that would have the purpose or effect of impeding the effective exercise of the stockholder franchise, without compelling justification.

        51. CSC and the director defendants have already, since the filing of this lawsuit, acted illegally and adopted the Amendments, which seek unjustifiably to disenfranchise the CSC shareholders.

        52.   Any further efforts by CSC or the director defendants:

        (a) to amend the CSC Bylaws in any way that would impede the effective exercise of the stockholder franchise;

        (b)   to materially delay the conduct of the 1998 CSC annual meeting; or

        (c) to prevent the stockholders from replacing the existing CSC directors by written consent, at a special meeting, or at the 1998 annual meeting;

would similarly be illegal.

        53. Computer Associates has no adequate remedy at law. Accordingly, Computer Associates requests that CSC and the director defendants be enjoined from taking any actions (1) to disenfranchise the CSC shareholders or (2) improperly frustrate Computer Associates' Tender Offer and Proxy Solicitation.


                               FIFTH CLAIM FOR RELIEF
                                (Declaratory Relief)

        54. Computer Associates repeats and realleges each of the allegations set forth in paragraphs 1 through 53 as if fully set forth here.

        55. Computer Associates seeks a declaration that the Bylaws in effect on February 16, 1998, are still the operative bylaws of the Company.

        56. As described in materials filed with the SEC, Computer Associates seeks written consents and proxies from the holders of two-thirds of the outstanding CSC voting shares to replace a sufficient number of CSC directors to designate a majority of the Board. Computer Associates also intends to solicit consents from CSC shareholders to amend the CSC Bylaws. Computer Associates seeks a declaration that it may amend the Bylaws by the vote or written consent of a majority of shareholders.

        57. Nevada law is silent about the record date for actions by written consents or agent designations.

        58. Computer Associates seeks to increase the number of authorized directors to 15. Computer Associates also has proposed to CSC shareholders that the determination of the directors to be removed should be made, in the first instance, by the Board, but if the Board fails or refuses to do so within one week of the adoption of the proposal, then directors would be removed according to the votes at the last annual meeting, with the directors receiving the fewest votes being the first to be removed.

        59. Computer Associates also seeks a declaration that under the Bylaws and Nevada law, Computer Associates may proceed with its Proxy Solicitation outlined above. Specifically, Computer Associates seeks a declaration that:

        (a) the CSC shareholders may amend the Bylaws by the vote or written consent of a majority of stockholders (pursuant to Article VII, Section 1 of the Bylaws);

        (b) holders of two-thirds of the outstanding CSC voting shares have the power to remove a majority of the CSC directors by vote or written consent (pursuant to Article III, Section 2 of the Bylaws and Section 78.335 of the Nevada Revised Statutes);

        (c) the CSC shareholders may designate, by vote or written consent, directors to fill the vacancies of removed directors or additional seats on the Board (pursuant to Article II, Section 7 and Article III, Section 2 of the Bylaws and Section 78.335 of the Nevada Revised Statutes);

        (d) Nevada Revised Statutes Section 78.350 does not allow CSC to set the record date for determining shareholders entitled to give written consents and agent solicitations;

        (e) Computer Associates' shareholder resolution to the effect that, vacancies caused by the removal of directors should be filled, in the first instance, by the Board and then according to the votes at the last annual meeting, with the directors receiving the fewest votes being the first to be removed (pursuant to Article III, Section 2 of the Bylaws and Section 78.335 of the Nevada Revised statutes) is legal; and

        (f) a majority of the CSC shareholders may, by vote or written consent, repeal or amend any Bylaws adopted by the Board after February 1, 1998.


                               SIXTH CLAIM FOR RELIEF
                               (Declaratory Judgment)

        60. Computer Associates repeats and realleges each of the allegations set forth in paragraphs 1 through 59 as if fully set forth here.

        61. Section 78.330 of the Nevada Revised Statutes provides that the bylaws of a corporation may set the date, time and place for the annual meeting of the shareholders.

        62. Article II, Section 2 of the Bylaws provides, that "[a]nnual meetings of the shareholders shall be held on the second Monday in August, if not a legal holiday, and if a legal holiday, then on the next secular day following at 2:00 p.m., or at such other time and date as the Board of Directors shall determine."

        63. Because August 10, 1998, is not a legal holiday, the CSC Board lacks the authority to alter the meeting date. Under the applicable Bylaw, such authority exists only if the second Monday in August is a legal holiday. Accordingly, Computer Associates seeks a declaratory judgment that the annual meeting must be held on August 10, 1998.


                              SEVENTH CLAIM FOR RELIEF
                                (Injunctive Relief)

        64. Computer Associates repeats and realleges each of the allegations set forth in paragraphs 1 through 63 as if fully set forth here.

        65. CSC has armed itself with a number of anti-takeover provisions, including a shareholders' "rights plan," better known as a "poison pill." CSC's "poison pill," if not redeemed, rendered inapplicable or invalidated, will block Computer Associates' Offer and deprive CSC shareholders of the opportunity to sell their stock at a price substantially above the prevailing market rate.

        66. CSC also has the anti-takeover protections of the Business Combination Statute. Under the Business Combination Statute, a third party like Computer Associates that acquires 10% or more of the voting power of CSC's stock cannot engage in a business combination with CSC for three years, unless the acquisition of the shares or the business combination is approved by the Board in advance, the stockholder receives approval for the business combination from a majority of the disinterested shares, or the Tender Offer meets certain fair price criteria. The Business Combination Statute, if not rendered inapplicable or invalidated, may block the Tender Offer and deprive CSC shareholders the opportunity to sell their stock at a price substantially above the prevailing market rate.

        67. The effect of these anti-takeover mechanisms is to frustrate and to impede the ability of CSC shareholders to decide for themselves whether to receive the benefits of the Offer and proposed second-step merger. These devices unreasonably and inequitably frustrate and impede the ability of Computer Associates to consummate the Tender Offer and merger proposal. The failure of CSC and its board to redeem the CSC "poison pill" and to adopt a resolution approving the Tender Offer for purposes of the Business Combination Statute constitutes a breach of their fiduciary duty and thus a violation of Nevada law.

        68. Computer Associates has no adequate remedy at law. Accordingly, Computer Associates requests that defendants be enjoined to redeem the "poison pill" and to approve the Tender Offer for purposes of the Business Combination Statute.


                              EIGHTH CLAIM FOR RELIEF
                                (Injunctive Relief)

        69. Computer Associates repeats and realleges each of the allegations set forth in paragraphs 1 through 68 as if fully set forth here.

        70. By their press release and letter dated February 19, 1998, defendants recommended that the CSC shareholders reject the Tender Offer. The CSC Board has stated that $108 (or even $114) is not a fair share price, and that it believes there are no strategic benefits to a combination with Computer Associates.

        71. Defendants' recommendation violates Section 14(d) of the Exchange Act and SEC Rule 14d-9, which sets forth detailed regulations governing a recommendation to stockholders by a target with respect to a tender offer. The Rule provides that any recommendation by a target concerning a tender offer must be made in a Schedule 14D-9, an SEC form, which must be both filed with the SEC and served on the offeror "as soon as practicable on the date" the recommendation is published.

        72. The Schedule 14D-9 lists the information that the target must disclose to its shareholders in connection with making a recommendation with respect to a tender offer. For example, Item Seven of the Schedule requires the target to list negotiations with respect to the tender offer, so that the shareholders may evaluate the Board's recommendation with the awareness of possible alternatives to the offer that the target is considering. This information enables the shareholders to compare the value of the tender offer to the value of alternative transactions.

        73. Defendants have not filed a Schedule 14D-9, nor disclosed the information required thereby. CSC is in violation of Section 14(d) of the Exchange Act and SEC Rule 14d-9.

        74. Computer Associates has no adequate remedy at law. Accordingly, Computer Associates seeks to enjoin defendants from further communications with CSC shareholders until such time as they have filed a Schedule 14D-9 with the SEC and disclosed the information required thereby.


                               NINTH CLAIM FOR RELIEF
                               (Declaratory Judgment)

        75. Computer Associates repeats and realleges each of the allegations set forth in paragraphs 1 through 74 as if fully set forth here.

        76.   Section 14(d)(1) of the Exchange Act provides that

              [i]t shall be unlawful for any person . . . to make a tender offer for . . . any class of equity security . . . unless at the time copies of the offer . . . are first published or sent or given to security holders such person has filed with the Commission a statement containing . . . information as the Commission may by rules and regulations prescribe as necessary or appropriate in the public interest or for the protection of investors. All requests or invitations for tenders . . . shall be filed as part of such statement and shall contain such of the information contained in such statement as the Commission may by rules and regulations prescribe.

These rules and regulations are set forth in Regulation 14D promulgated by the SEC under the Act.

        77.   Section 14(e) of the Exchange Act makes it unlawful

              for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, or to engage in any fraudulent, deceptive, or manipulative acts or practices, in connection with any tender offer . . . .

        78. On February 17, 1998, Computer Associates distributed its tender offer materials to the CSC stockholders and filed its Schedule 14D-1 statement with the SEC. Given CSC's actions to oppose and defeat Computer Associates' acquisition proposal, CSC will mount a section 14(e) challenge to the legality of Computer Associates' Schedule 14D-1 filing.

        79.   Accordingly, Computer Associates seeks a declaration that its
Schedule 14D-1 complies with applicable federal law and is not subject to attack by the CSC Board under section 14(e) of the Exchange Act.

        WHEREFORE, Computer Associates seeks judgment:

              (a) Declaring that the Amendments are unauthorized, illegal and of no force and effect;

              (b) Declaring that the amendments to Article VIII, Section 1, which purport to require concurrence of 90% of the shareholders to adopt, amend or repeal a bylaw, are unauthorized, illegal and of no further force and effect;

              (c) Declaring that the amendments to Article III, Section 2, which purport to require concurrence of 90% of the shareholders to remove directors, are unauthorized, illegal and of no further force and effect;

              (d) Declaring that a majority of the shareholders may, by vote or written consent, repeal or amend any Bylaws adopted by the Board after February 1, 1998;

              (e) Enjoining CSC from amending the Bylaws to impede in any way the effective exercise of the stockholder franchise or to impede the Offer, including without limitation amendments that impair the CSC shareholders' existing rights to amend the bylaws and to call a special shareholders meeting;

              (f) Enjoining CSC from refusing to redeem CSC's "poison pill" or refusing to make the provisions of the Nevada Business Combination Statute inapplicable to the Tender Offer by declining to approve the Tender Offer;

              (g) Declaring that Article VIII, Section 1 of the Bylaws permits a vote or consent of a majority of the outstanding voting shares of CSC to amend the Bylaws;

              (h)   Declaring that Article II, Section 7 and Article III,
        Section 2 of the Bylaws permit Computer Associates, with the vote of two-thirds of the outstanding voting shares of CSC, to remove a sufficient number of directors to designate a majority of the Board;

              (i) Declaring that Computer Associates' proposal to determine the directors to be removed complies with Article III, Section 2 of the Bylaws and Section 78.335 of the Nevada Revised Statutes;

              (j)   Declaring that Article III, Section 2 of the Bylaws and
        Section 78.335 of the Nevada Revised Statutes permit a majority of CSC shareholders to fill vacancies of removed directors or additional seats on the board by written consent;

              (k) Declaring that Nevada Revised Statutes Section 78.350 does not allow CSC to set the record date for determining shareholders entitled to give written consents and agent solicitations;

              (l) Declaring that, under its Bylaws, the CSC annual meeting must occur on August 10, 1998;

              (m) Enjoining CSC and the director defendants from communicating with CSC shareholders in any way until a proper Schedule 14D-9 is filed with the SEC;

              (o) Declaring that Computer Associates' Schedule 14D-1 complies with applicable federal law;

              (p) Awarding Computer Associates its costs of suit, including reasonable attorneys' fees; and

              (q) Granting Computer Associates such other and further relief as the Court may deem just and proper.


Dated:  February 23, 1998


                                             SCHRECK MORRIS

                                             By:
                                                ---------------------------
                                                  Steve Morris

                                             1200 Bank of America Plaza
                                             300 South Fourth Street
                                             Las Vegas, Nevada  89101

                                             (702) 382-2101

                                                    -and-

                                             HOWARD, DARBY & LEVIN


                                             By:
                                                ---------------------------
                                                  C. William Phillips

                                             1330 Avenue of the Americas
                                             New York, New York 10019
                                             (212) 841-1000

                                             Attorneys for Plaintiff
                                               Computer Associates
                                               International, Inc.